Exhibit 99.1

Final Transcript

Conference Call Transcript DBRN - Q4 2010 Dress Barn Earnings Conference Call Event Date/Time: Sep 15, 2010 / 08:30PM GMT

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Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

CORPORATE PARTICIPANTS

 David Jaffe
 Dress Barn, Inc. - President, CEO

 Armand Correia
 Dress Barn, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

 Mark Montagna
 Avondale Partners - Analyst

 Alex Fuhrman
 Piper Jaffray & Co. - Analyst

 Edward Yruma
 KeyBanc Capital Markets Inc. - Analyst

 Scott Krasik
 BB&T Capital Partners - Analyst

 Justin Maurer
 Lord Abbett - Analyst

 Margot Murtaugh
 Snyder Capital Management, L.P. - Analyst

 Janet Kloppenburg
 JJK Research - Analyst

 Samantha Panella
 Raymond James and Associates - Analyst

 Robin Murchison
 SunTrust Robinson Humphrey - Analyst

 Alex Smeltzer
 Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, thank you for standing my. My name is Alicia, and I will be your conference facilitator today. Welcome to Dress Barn, Incorporated fourth quarter and fiscal year end financial results conference call. At this time, all participants are in a listen-only mode. Later, the Company will hold a question-and-answer session and instructions will follow at that time. As a reminder, this webcast and conference call is being recorded and will be available for replay later today. Information on how to access this replay is available in today's press release.

I would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risk and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks are referenced in today's press release as well as in the Company's SEC filings. And now -- thank you. And now I will turn it over to Mr. David Jaffe, President and CEO.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn, Inc. - President, CEO

Good afternoon. And thank you for joining us to discuss our results for our fiscal fourth quarter ended July 31, 2010. With me today is Armand Correia our CFO. I'm very pleased to report a record level of both sales and earnings in our fourth quarter and fiscal year. I'll now give you a few of the highlights from the quarter and fiscal year.

Consolidated comp sales in the fourth quarter increased 7%, which included increases of 5% at Dress Barn, 8% at Maurice's and 10% at Justice. For the fiscal year, consolidated comp sales increased 9% with increases of 6% at Dress Barn and Maurice's, and 17% at Justice from the merger date to the end of the fiscal year. Adjusted earnings per share for the quarter grew 24% to $0.47 compared to $0.38 per share in the prior year quarter. Adjusted EPS for the year grew by 77% to $1.82 compared to $1.03 per share last year in line with our guidance of August 5. I'll now spend a few moments discussing each of our divisions.

At Dress Barn, our 5% comp sales increase in the fourth quarter was led by increases in all key sales components. We added a new summer fashion book and increased quantities on our other two mailers, our summer assortments resonated well with our customer, led by the wear now, casual and dressy categories. At Maurice's' we added nine new stores and closed one store in the fourth quarter. We have now expanded the store base to 757 locations at the end of the year versus 720 stores last year. In addition to the new store growth, Maurice's' generated comp growth of 8% during the fourth quarter. Increases in average dollar sale and conversion were partially offset by a slight decline in traffic. Maurice's' best performing categories were the plus size collection, sweaters, dresses, casual wovens, studio white tops and bottoms and jewelry.

At Justice, we are growing our market share and rebuilding our productivity with enticing merchandise assortments and a very compelling value orientation. Our sales increase was primarily driven by an 18% increase in transactions, partially offset by a 5% decrease in average selling price and a 2% decrease in units per transaction. We also experienced a strong increase of direct sales through our website. The merchandise assortment is trend-right with sales up across almost every category. Our collection of casual and active tops and bottoms continue to deliver large increases as we're also seeing gains in intimates, accessories, lifestyle and girl's hair products.

Our marketing strategy at Justice reinforces our value proposition with a good balance of 40% off discounts offered through direct mail and entire store events. Justice has been utilizing this combination for about a year now and while we expect to see continued comp gains we believe that the level of comps will begin to moderate as we anniversary our promotional cadence. Our marketing strategy at all three brands is to continue to fuel customer engagement, working toward acquiring new customers and retaining existing ones by stressing our fashion at a value message. While we are very pleased with our financial performance, we are constantly working to improve our business. We are now in the process of executing eight major strategic and integration initiatives which we believe will have significant returns on investments.

They are, first, planning an allocation system. This will allow Dress Barn to plan and allocate merchandise on a more detailed store level which will allow us to get the right product to the right store at the right time to satisfy our customer, thereby improving our merchandise margin. We expect to begin to show the benefits of these systems starting in the spring. Dress Barn e-commerce. The new dressbarn.com site just launched this week. So, hopefully everybody will go check it out. I'll note that here, too, we are showing best practices across the organization. And this initiative was made easier by the expertise gained from the Justice merger and the more recently launched Maurice's.com site.

Canadian Expansion. Justice brand is currently exploring opportunities for expansion into Canada with the first stores opening in the spring. Maurice's' and Dress Barn are also evaluating this market for possible entry. IT consolidation. This project will combine multiple IT resources including our five data centers into a scalable model which will be better able to serve the separate brands business needs allowing the realization of synergies and support any future acquisitions.

Distribution center transition. In the spring of 2011 we will be moving the Dress Barn brand distribution centers to the Justice state-of-the-art facility in Etna, Ohio. This will better utilize our shared resource platform and efficiently support our store distribution by size optimization. New POS system. This project replaces the current POS system with the Fujitsu POS which will allow the automation of promotion, centralized returns and customer databases and the ability to improve efficiencies at both Dress Barn and Maurice's. We will also be moving Justice to the new POS system next year.

ADP payroll. This project will implement the hosted ADP human resource information system which will harmonize the DBI business processes and the HR payroll functionality into one unified application. CRM outsourcing. This will involve the implementation of a DBI outsourced database management solution incorporating database, data management, campaign execution and customer modeling into one comprehensive solution. These integration projects and strategic initiatives are expected to generate significant savings as well as improvements to our operating model.

During the quarter we also proposed a reorganization which, if approved by our shareholders, would create a holding company named Ascena Retail Group, Inc. A Delaware corporation which would own Dress Barn, Maurice's and Justice as sister subsidiaries. We believe that implementing the holding company structure provides us with strategic operational and financing flexibility and incorporating the new holding company in Delaware would allow the Company to take advantage of the benefits that Delaware corporate law provides.

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Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

This structure is expected to facilitate our ability to plug and play any future acquisition. Importantly, it will also create a more common identity for our various divisions and all of our associates. At the parent level, we've been a lot more than Dress Barn for quite some time now. We believe that our new corporate identity will reflect this and it remains our intent to continue to build our Company.

With respect to our near term outlook, our early read on the fall season is encouraging, even as we are mindful that the overall environment looks to continue to be challenging. As of now, through the first six weeks of the first quarter, our consolidated comps are plus midsingle digits. However, our Dress Barn division has gone up to a slower start and we will be watching it carefully.

Longer term for fiscal 2011, we expect adjusted earnings per diluted share to be in the range of $2.05 to $2.15. This assumes a low to mid single digit increase in comp store sales and the projected opening of 50 new stores and the closing of 45 stores. I would note that our forecast incorporates a view of a continued tough macro environment -- economic environment, the impact of some increase in sourcing costs and appropriately conservative view of our own performance. That having been said, I think our strategic positioning continues to be very favorable.

We are providing great value to consumers when they need it most. Our balance sheet is exceptionally strong which will enable us to continue to invest in both the organic growth of our business, as well as explore additional strategic alternatives to increase value to our shareholders. We're focused, fully aware of the environment in which we're operating and determined to take advantage of our unique strength and the opportunities that are out there for us. Thank you and I'll now turn the call over of Armand to discuss our financial results in more detail.

Armand Correia - Dress Barn, Inc. - EVP, CFO

Thank you, David and welcome, everyone. Before beginning my prepared remarks on our fourth quarter results, it is important to note that in today's press release the financial results of our Justice brand are not included in last year's amounts. They are, however, included in this year's amounts from the merger date of November 25, 2009. In certain instances, I'll reference last year's amounts to include Justice for a more valid this year/last year comparison. I'll focus my comments on the fourth quarter results and let you refer to our press release for the fiscal 2010 financial results.

Turning to the details of our fourth quarter with respects to non-GAAP measures discussed today, we have included a reconciliation to GAAP measures in today's press release. Please note that the earnings per share results we discussed for the fourth quarter have been adjusted to exclude items impacting comparability. Our fourth quarter financial performance reflects a continuation of positive trends seen in our business since last spring which also includes our Justice brand since the merger date. We achieved record quarterly earnings results. This increase was driven by increases in sales and gross profit.

Our combined net sales increased 78% to $710.9 million compared to $398.9 million last year. The overall increase of $312 million to last year was primarily driven by the inclusion of the Justice sales, which accounted for $245.6 million. The extra reporting week in this year's fiscal quarter accounted for $56 million. Comp sales increased 7% on a 13 week comparable period. This marks the sixth consecutive quarter of comp sales increases.

By brand, Dress Barn sales increased 11% to $282.2 million. The increase was due primarily to the extra week of $16.3 million, which represented approximately 6% of the increase and a comp sales increase of 5%. For the quarter, increases were achieved in all key selling components which are comprised of transactions, average dollar sale, average unit retail, and units per transaction.

Maurice's' sales increased 26% to $183 million. The overall increase was due to the extra week of $14.1 million, which represented 10% of the increase, a 5% increase in the number of stores and a comp sales increase of 8%. Maurice's' also achieved increases in all key selling components. Included in Maurice's' total sales are approximately $4.2 million from its e-commerce business which has continued to exceed expectations since its launch in September of 2009.

Justice quarterly sales increased to $245.6 million compared to last year's sales of $205.1 million with comp sales increasing during the quarter 10%. The extra week accounted for $25.6 million or 11%. On a sales component basis, transactions increased a strong 18% which helped offset decreases in AUR and UPTs. Justice total sales also include $10.1 million from its e-commerce business. An increase of 62% over last year. E-commerce sales are included in our total sales but not in our comp sales results. We are pleased with our overall gross profit dollar performance which outperformed the year-over-year sales increase.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Gross profit grew to $291.4 million or 41% of sales, compared to last year's $160.9 million or 40.3% of sales. Last year's results reflect only Dress Barn and Maurice's and for a more valid this year/last year comparison, Dress Barn and Maurice's this year gross profit came in at 42.3%, increasing 200 basis points versus last year's reported 40.3%. The 200 basis point increase was primarily due to favorable buying and occupancy leverage. By brand, gross profit rate at the Dress Barn increased 180 basis points to 42.2%, compared to last year's 40.4%. The gross profit rate at Maurice's increased 230 basis points to 42.6% compared to last year's 40.3%. And at Justice, the gross profit rate came in at 38.4%, increasing 130 basis points versus last year's 37.1% on a comparable reporting basis.

Total SG&A expenses on a non-GAAP basis and as a percent of sales was 29.4%. Increasing 250 basis points over the prior year's non-GAAP SG&A percent. The overall increase to last year was primarily due to the impact of including the Justice quarterly SG&A rate of 33.1% in the total which accounted for 200, of the 250 basis points increase. While higher than our other two brands, we were pleased with the 360 basis points improvement by Justice from last year's 36.7% rate on a comparable reporting basis. Other SG&A increases included marketing as we increased circulation of direct mailings and catazines to help drive customers into our stores. This increase accounted for approximately 60 basis points on the SG&A line.

In addition, we increased the provision for incentive compensation to reflect the better than planned earnings results at all three brands, accounting for another 40 basis points. Other than the increases just mentioned, we were pleased with our SG&A results and our ability to control expenses. That said, our investment in key ongoing integration projects that David just mentioned which are expected to have a favorable impact to future earnings will add some cost pressure on our ability to fully leverage operating expenses in the near term and until these projects are completed. Depreciation expense increased $9 million to $21.7 million, the increase to last year was primarily due to the inclusion of Justice. Moving down the income statement.

On a non-GAAP basis, quarterly operating income dollars increased $19.6 million or 48% to $60.7 million compared to $41.1 million last year. Also on a non-GAAP basis. As a percent of sales, operating income was 8.5%, compared to 10.3% last year. This year's rate decrease was due to the inclusion of Justice. The fourth quarter is traditionally their weakest quarter. But operating results were still well above historic levels and our expectations. It's worth noting that this year's combined Dress Barn and Maurice's operating income rate was 12.3%, a 200 basis points increase versus last year's 10.3%.

By brand and on a non-GAAP basis, Dress Barn stores operating income dollars increased $6.1 million to $33.6 million, and led the way in operating income dollar contribution among our brands. And increased 100 basis points to 11.9%. This compares to $27.5 million or 10.9% of sales last year. Maurice's continues its impressive performance with operating income coming in at $23.6 million, increasing $10.1 million versus last year and 360 basis points to 12.9%. This compares to $13.5 million or 9.3% of sales last year. Justice quarterly operating income was $3.4 million or 1.4% of sales, a nice turnaround compared to last year's operating loss of $10.2 million. As previously noted, the fourth quarter is traditionally their weakest quarter. Interest expense came in at $700,000, due to the $26 million mortgage on our Suffern, New York headquarters. The decrease of $1.8 million versus last year represents the payoff of our convertible notes at the end of January.

Our quarterly effective tax rate was 30.4%. The income tax rate was favorably impacted by the recording of $4.8 million due to the closure of prior year tax positions. This compares to a more normalized tax rate going forward of approximately 38.5%. Net earnings on a GAAP basis for the quarter were $42 million or $0.52 per diluted share. On a non-GAAP basis, net earnings were $37.9 million or $0.47 per diluted share. The primary difference between the GAAP and the non-GAAP was due to the favorable tax adjustment just discussed.

It's also worth noting that the impact of the extra reporting week on both this year's fiscal quarter and year increased earnings per share by approximately $0.05. Last year's non-GAAP net earnings were $24.8 million or $0.38 per share. It's appropriate to note that we should have realized more earnings leverage on our 7% quarterly comp sales. However, due to increases in marketing cost and costs associated with ongoing strategic projects, we did not achieve the expected leverage. We estimate the impact of these additional costs on the quarter to be approximately $0.04 per share. We do expect a positive return on invested capital associated with the these projects. We believe the increased marketing costs will help drive customers into our stores and thereby sustain strong comps.

Quarterly weighted average diluted shares outstanding increased to 81.5 million shares. The increase of 16.8 million shares versus last year was primarily due to the issuance of 11.7 million shares for the Justice merger, and 6.2 million shares from the early retirement of our convertible notes. During the quarter, we repurchased in the open market 1.6 million shares of our stock for approximately $38 million, under an existing $100 million authorization. We currently have $57 million remaining under this authorization. Moving on to the balance sheet.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

It remains strong and nearly debt-free with only the $26 million mortgage on our Suffern, New York headquarters. Cash flows remain very strong at all three brands. For the fiscal year, we generated $231 million in cash flow from operations, with $166 million of free cash flow or approximately $2.12 per outstanding share. We ended the year with $343 million in cash and investments. Total inventories at cost were $320.3 million compared to $194 million last year. Including Justice levels to last year's Dress Barn and Maurice's totals, total inventories this year versus last year would have increased 7%. Well in line with our sales trends, clearance levels entering the new fiscal year were below last year's at all three brands and at levels we believe position our Company for profitable top line growth going forward.

By brand, inventory -- inventories at Dress Barn increased 3% overall versus last year as well as on an average store basis. Maurice's inventories increased 11%, and increased 6% on an average store basis. With Justice inventories increasing 11% and 13% on an average store basis. The increased levels reflect the positive sales trends and the build-up for the first quarter. It should also be noted that last year's levels during the first quarter were light, relative to business trends and we believe that we missed some sales opportunities.

CapEx for the fiscal 2010 year came in at approximately $65 million, and was primarily used for new stores, remodels, new IT systems. For fiscal 2011, we are estimating CapEx to increase to approximately $80 million. We are pleased with our results but continue to be cautious for the near term. As a result we remain focused on controlling inventories and costs at all three brands. Thank you operator, we will now open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin accepting questions. (Operator Instructions) Our first question comes from Marc of Avondale partners. Please proceed.

Mark Montagna - Avondale Partners - Analyst

Hi, just a question on comps. I was wondering if the Dress Barn division saw an acceleration of comps following Labor Day with back-to-school pretty much in the rear view mirror at that point.

David Jaffe - Dress Barn, Inc. - President, CEO

Armand, you want to talk on that?

Armand Correia - Dress Barn, Inc. - EVP, CFO

On the Dress Barn, we did not see an acceleration of the back-to-school season for the Dress Barn stores. We did see at the other two brands and we did just recently saw a little escalation in Dress Barn stores as, again, we don't like to use weather but as cooler weather has moved in.

Mark Montagna - Avondale Partners - Analyst

And then of the eight projects that David was talking about, can you tell me are you going to -- are those all going to be finished during this fiscal year except for the POS project with Justice or will some of that spill into fiscal year 2012?

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn, Inc. - President, CEO

Mark, it's really case by case and there's definitely projects that have long tails on them so we're hoping to get the majority of all of these projects done by this fiscal year but I think some of them will carry on and as we continue to refine the project. For example, e-commerce, that goes on and on and on as you continue to refine it or expanding to Canada, you may open up your first store but we'll continue to open more stores. So, depending on which one, there's a bigger or smaller tail.

Mark Montagna - Avondale Partners - Analyst

Then in terms of acquisitions, you're obviously still going to do -- look towards acquisitions, but are you willing to look beyond just off the mall? Would you look at mall-based retailers now that you have one? Would you look at men's retail that may not be tailored product? What about acquisitions in Canada or perhaps an apparel manufacturer that has some retail operations?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, you know, Mark, we try and keep a pretty wide net when we look at acquisition opportunities. But as you've seen when we've met in the past, we have a fairly stringent set of criteria that we use when evaluating any acquisition.

So, we could look at all the things that you mentioned but it still needs to go through our criteria to make sure that it is going to be something that makes sense for us to get involved with and not just acquire something just because it's available and it's cheap or it's got a great name or what have you. It's a pretty thorough checklist that we go through to make sure it's the right fit for us.

Mark Montagna - Avondale Partners - Analyst

Okay. Then just lastly in terms of free cash flow for the new fiscal year, wondering if it's reasonable to anticipate about $150 million or more of free cash flow for 2011?

Armand Correia - Dress Barn, Inc. - EVP, CFO

Well, Mark, I can take that one. I think given what we put on the table this year, I would expect that there would be more free cash flow next year.

Mark Montagna - Avondale Partners - Analyst

Okay. Thank you.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Mark.

Operator

And the next question comes from the line of Marc Bettinger with Stanford Group Company. Please proceed.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Unidentified Participant Analyst

This is actually Steven Gregory with Mandalay Research. Congratulations on the launch of your e-commerce site. My questions revolve around that. A couple of months ago in the Wall Street Journal they had an article regarding e-commerce exploding in 2011 for retailers in the type of business that you're in. What can you tell everybody on the call? Can you provide some color as to what is your e-commerce vision for the next couple years and how do you plan to get there now with the launch of the site?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, now all three brands are up so we're really, really excited about that. The growth of the Justice site has been phenomenal. There's some new management in there and they're doing a wonderful job. I think the number is about 60%, up over last year. And that's a mature website. That's been out there for about 10 years or so. So, to get that kind of growth is very, very gratifying. They're doing a great job.

Maurice's has only been up a year now and they blew away their plan. So, we're really excited about what's happening there. And all the learnings that we're getting from Justice and Maurice's went into developing the Dress Barn site. So, as we go forward we're going to be looking at opportunities to grow all three sites to a level that we think is commensurate with the opportunity for e-commerce for our customers and depending on which sources you use or which comparables you use, it's probably somewhere between 5% and 10% of total sales.

Unidentified Participant Analyst

Do you guys do anything for mobile commerce? I saw with the new launch of your site, social with Facebook and Twitter. What are you guys doing with mobile to allow customers to get access through their iPhones or Androids?

David Jaffe - Dress Barn, Inc. - President, CEO

We do mobile marketing but at this point we don't have an i-app. That's something we'll certainly look into. I think we want to make sure we're doing everything right with our web sites and then secondarily we'll look at doing some of the more peripheral actions like an app for iPhone or a Droid.

Unidentified Participant Analyst

Do you have the ability to introduce promotions on your site in a time frame that allows you to react to customer trends?

David Jaffe - Dress Barn, Inc. - President, CEO

Sure, sure. At all three we can do that. Okay.

Unidentified Participant Analyst

So like --

David Jaffe - Dress Barn, Inc. - President, CEO

I would encourage you to go on all three of them. They're very dynamic sites.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Unidentified Participant Analyst

I have been on them.

David Jaffe - Dress Barn, Inc. - President, CEO

And we're constantly tweaking them and I think that's the reason why they've performed so well is that we've got people that are watching them every day and scouring the market to see what is happening, what is working and we continue to tweak them to get the kind of results we are.

Unidentified Participant Analyst

Okay. And final question, as you move forward in 2011, obviously you guys have been doing really well, ahead of the curve, what can you tell everyone on the call today is your top challenge and how you plan to overcome that challenge as we look at a possible double dip recession in terms the of getting more customers to your site and keeping them for the wonderful buying experience like they have been?

David Jaffe - Dress Barn, Inc. - President, CEO

I think it all starts with the brand. And if you look at what we're doing in bricks and mortars, if we have a good relationship with our customer and they like the brand, if we can replicate what we're doing in terms of building that relationship and providing that kind of same high level of service and fashion and whatnot and value on the website, it should be fairly easy to bring our store customers online. And as we all know, a customer that shops you in multi-channels is going to be your best customer.

So, we feel that these are especially with Maurice's and Dress Barn brand-new sites and lots of upside potential and lots of cross-marketing opportunities and it's really for us it's the first inning of the game and with Justice you can see with some fresh eyes how they've been able to take that business to a whole new level. So, I think our positioning as brands, you know, I keep saying this fashion out of value in this environment is extremely compelling and that's why we've been able to take market share in a bricks and mortar environment and I feel confident we'll be able to do the same thing online.

Unidentified Participant Analyst

I guess my question was how are you getting them to the site? What are you guys doing? You have the most phenomenal sites I've ever seen. But how are you getting them to the site? Because if a customer goes to Google, how can they find your site? What are you doing to enhance that experience.

David Jaffe - Dress Barn, Inc. - President, CEO

Well, they're all different things that we're testing. It starts in bricks and mortar where we kind of tell them about the site and in some cases give them incentives to go to the site. And we have a number, thousands and thousands of Facebook fans that we're telling about the site and giving them opportunities to go check it out and then we use everything from partners to paid search to advertising and so on to find ways to bring customers, both our existing customers and new customers to our site. And that's an ongoing process and we're going to continue to test different ways of getting eye balls to our sites and making them stick.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Unidentified Participant Analyst

You have a goal of percentage of sales that you want to have in 2011 from e-commerce?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, we would like to grow it and as I said earlier, I think we can get to somewhere between 5% and 10% over the next three to five years. And I think that will be strong performance and more specific than that I think we're just going to wait and see.

Unidentified Participant Analyst

Outstanding job. I wish you continued success in your future endeavors.

David Jaffe - Dress Barn, Inc. - President, CEO

That's very, very nice. Thank you.

Operator

The next question comes from the line of Christopher Kim with JPMorgan. Please proceed.

David Jaffe - Dress Barn, Inc. - President, CEO

Chris?

Operator

Okay.

David Jaffe - Dress Barn, Inc. - President, CEO

We'll requeue him.

Operator

Okay. The next question comes from the line of Alex Fuhrman with Piper Jaffray. Please proceed.

Alex Fuhrman - Piper Jaffray & Co. - Analyst

Thanks, guys and congratulations on a fantastic year.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Alex.

Alex Fuhrman - Piper Jaffray & Co. - Analyst

So, a couple questions. First of all, wanted to touch base a little bit on sourcing. I know over the past year you guys have tested a little bit of Dress Barn and Maurice's product through the direct sourcing arm of Justice. Just looking for an update on how that's going and if there's more of that that you guys anticipate moving over there any time soon?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, I think you're right, it has gone extremely well but the volumes have been pretty nominal and it's really just to kind of get our feet wet at both Dress Barn and Maurice's. There's a lot of learning that Dress Barn and Maurice's need to do, some systems need to be changed. Some processes need to be changed before we can truly ramp it up but we are looking to do that and there are meetings going on in real-time to try and develop that at both Dress Barn and Maurice's so that we have the ability to in large increase those businesses but I'm not going to sit here and commit to a particular level.

We're going to go slowly. We're going to go very methodically. But I do think it's a tremendous opportunity that we are going to pursue but we're not going to just run after it just for the sake of saving a couple of points in commission.

Alex Fuhrman - Piper Jaffray & Co. - Analyst

Right. That sounds great. And also, if I recall correctly, you guys have been testing just a small handful of Dress Barn and Maurice's stores in some closed malls and I'm just kind of curious what the initial learnings are from that and if that's something you guys might move forward in a more meaningful amount.

David Jaffe - Dress Barn, Inc. - President, CEO

Maurice's, as you may know, already has a lot of stores in malls, some are small malls, some are larger malls. And the ones that we are testing are typically in newer markets where we're not as well-known and we need to go in and have a presence. And using the small market strategy in some of our newer, non-core markets has proven challenging so we're testing malls and so far we've been very pleased with the results there and are continuing to look at more opportunities.

At Dress Barn, it's a little bit of a different story because we need larger markets and so we're going to bigger malls and as a result, we've had mixed results. We're going to continue to test it. But it's not a major growth opportunity yet. I think in the next two seasons we probably have about 10 or 12 that will open and we'll be able to tell you more after that test.

 Alex Fuhrman - Piper Jaffray & Co. - Analyst

Great. And then lastly, if we could touch on use of cash. I know obviously you guys resumed share buybacks in the most recent quarter. Is that something you're going to look to continue to do in the future or should we continue to think that your cash balance is going to accumulate a little bit as you move throughout the year?

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn, Inc. - President, CEO

Well, you know, we've always viewed stock buybacks as kind of an opportunistic thing. So sure, we'll always look at buying back our stock if we think the price is right but as everybody remembers from a year and-a-half ago, having that strong balance sheet as we went into a difficult environment turned out to be a very, very good thing. I don't know if it's one of the earlier questioners is correct that we are going to go into a double dip, but I do know I sleep really well at night knowing we've got a ton of cash and that gives us ability to do things that a more leveraged balance sheet or just a less cash-rich balance sheet would enable us to do. So, yes, we are going to look at stock buybacks as we always do. We're not going to commit to anything. We have our Board meeting next week and we'll certainly bring that up and talk about it from a philosophical standpoint but we like to have flexibility at different ways to create shareholder value.

Alex Fuhrman - Piper Jaffray & Co. - Analyst

All right. Great. Well, thanks a lot, guys and good luck.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Alex.

Operator

And the next question comes from the line of Edward Yruma with KeyBanc. Please proceed.

Edward Yruma - KeyBanc Capital Markets Inc. - Analyst

Hi, thanks very much. Congratulations on a very good fiscal year.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Ed.

Edward Yruma - KeyBanc Capital Markets Inc. - Analyst

Can you talk a little about your longer term growth projections for Maurice's, particularly as relates to the margin front? I know you had a strong year at that business. How should we think about the three year operating margin expansion opportunity there? Thanks.

David Jaffe - Dress Barn, Inc. - President, CEO

Well, Maurice's is doing a lot of things really well. So, we had a very strong year, very good margins, and yet having said that, I still think there's upside opportunity beyond where we finished this year. And a lot of that is due just to leveraging the overhead because we see continued growth more rapid growth either in number of stores or percentage versus the other two divisions.

And then some of the strategies and initiatives I mentioned earlier in the call are things that are going to impact Maurice's over time and they should benefit from as well. So, I don't think we're ever going to get to a 20% operating margin but I do see continued growth with just moderate increases in comp sales of kind of mid single digits, we should be able to continue to grow at a couple tenths a year.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Edward Yruma - KeyBanc Capital Markets Inc. - Analyst

And one final follow up. Could you talk about the competitive environment within the Maurice's space? I know there's obviously a large national competitor that's growing quite rapidly. Has that impacted Maurice's' performance in markets where you're co-located? Thank you.

David Jaffe - Dress Barn, Inc. - President, CEO

Ed, I think you're talking about rue 21.

Edward Yruma - KeyBanc Capital Markets Inc. - Analyst

Yes.

David Jaffe - Dress Barn, Inc. - President, CEO

Is that correct?

Edward Yruma - KeyBanc Capital Markets Inc. - Analyst

Yes.

David Jaffe - Dress Barn, Inc. - President, CEO

Rue 21 I think is a great competitor but the overlap with Maurice's is not significant. So, they're a lower, moderate priced or even a more budget oriented price point. And they're going for more of a teenager. I think they would probably tell you that their customer is probably 15 to 20, something like that. And we think our customer is 17 to 34 with a sweet spot in the 20s. So, there's a little bit of overlap but not much.

I think when they first come into town into some of the small towns, because they're the new kid on the block, we feel it but generally we've seen that we get that back relatively quickly. It's a different experience. It's a different product. And I think taking a more philosophical view, I'd rather be with them and have one location in these smaller markets to bring that customer who's interested in fashion.

Edward Yruma - KeyBanc Capital Markets Inc. - Analyst

Great. Thank you.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Ed.

Operator

And the next question comes from the line of Scott Krasik with BB&T Capital Partners. Please proceed.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Scott Krasik - BB&T Capital Partners - Analyst

Thanks. How are you guys?

David Jaffe - Dress Barn, Inc. - President, CEO

Hey, Scott.

Scott Krasik - BB&T Capital Partners - Analyst

Just a quick -- couple quick questions on the guidance. You're seeing mid single digit type comps now. The comparisons obviously get a lot tougher in a couple of quarters. How do you see the weighting of the comps first half, second half?

David Jaffe - Dress Barn, Inc. - President, CEO

You know what, Armand, why don't you take that one?

Armand Correia - Dress Barn, Inc. - EVP, CFO

You know, Scott, if you're looking at comps, comparisons to last year, I certainly understand where you're coming from. But I always like to view comps over a two-year period and while they may be appear to be getting at least comparisons stronger last year, I think all three brands still have some room to move when you really look at it on a two-year basis. So, I'm not too concerned about the comparisons of LY. Certainly we can talk about Justice and we're very pleased with their performance, but truly when you look at Justice you've got to look at it for two years. You could look at Maurice's as well.

Again, last year for the fall season they had a pretty good fall season. They were up 4%. But the prior fall season they were down 2%. You know, you look at Dress Barn. The fall season, they had a very good fall season last year, being up 5%. But the previous year they were down 3%. So, I really like to look at kind of a two-year period.

Scott Krasik - BB&T Capital Partners - Analyst

Okay. And so not a lot of quarterly variability from that mid single digit, maybe a little up, a little down?

Armand Correia - Dress Barn, Inc. - EVP, CFO

Exactly, yes.

 Scott Krasik - BB&T Capital Partners - Analyst

And then sort of talking about some of the moving parts in what your implied gross margin guidance would be also, I mean, you had record gross margins at Justice, Maurice's, Dress Barn seems like you have some room. What sort of you give and take do you see in gross margin in fiscal '11?

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Armand Correia - Dress Barn, Inc. - EVP, CFO

I think it's going to be difficult to get any more what I would call on the initial markup side. I think if there's any improvement that's going to be noted it's going to be certainly in the markdown side. Obviously, that's why we're investing in these planning and allocation size optimization systems in an effort to try to lower our markdown rates. We also believe that we can still sustain some additional leverage on buying and occupancy if we're able to achieve kind of the mid single digit comps that we planned. So, yes, there is some room here but it's going to be a challenge. I think the big opportunity I see is really the top line.

Scott Krasik - BB&T Capital Partners - Analyst

All right. Thanks. And then David, it's a little tough to say this early on but you mentioned you are seeing traffic pick up with the cooler weather. What's your outlook over the next few months, the holiday season, do you still see customers trading down to your stores from higher priced competitors? How do you think Christmas plays out from a promotional standpoint? Any color there would be great.

David Jaffe - Dress Barn, Inc. - President, CEO

I was going to ask you the same question, Scott. We're really in a quandary over Christmas. I think it differs by brand. I do think that at Maurice's and Justice we're continuing to get market share, whether it's a tradedown or I really like our offerings at both divisions versus the competition. I think the merchants nailed it and I think we're in great shape and while I love the merchandise at Dress Barn as well, we're seeing a little more headwind there and that customer as we've seen in past slowdowns is more sensitive. The 40-somethings, our target customer at Dress Barn, feels the economic pressure more than a 20-something. And little girls grow out of their clothes.

So, we've seen a steadiness to those two businesses that unfortunately we're not seeing in the Dress Barn business. And as you look forward to holiday, I am hopeful that, as Armand said, the cool weather will bring that customer out. And no reason to think that we aren't going to continue to see market share gains and continued business and strong performance at Maurice's and Justice.

Scott Krasik - BB&T Capital Partners - Analyst

Any data from your credit card file or anything like that you could cite that continues to show new customers coming to the channel or to your stores?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, you know, at both Maurice's and Dress Barn we aggressively market our cards and Maurice's is just about 30% and Dress Barn's about 27% of sales are on the credit cards so they're very important vehicles. We are seeing applications continue to rise.

So, that's a good sign and although the data's a little dated, it's a little bit of a lag period, the demos of those customers has been in the past higher than it has been traditionally, so that gives us the insight that perhaps there is a tradedown effect for that credit card customer from maybe other retailers. So, the fact that credit is still important to our customer and the fact that we are possibly continuing to get some of the customers with higher demos coming over to Dress Barn gives us a good feeling that we have continued to take market share, but that's something that we're going to continue to monitor, Mark, because the data, as I say, is a little dated.

Scott Krasik - BB&T Capital Partners - Analyst

All right. Thanks, guys.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Scott.

Operator

And the next question comes from the line of Sam Panella with Raymond James.

Samantha Panella - Raymond James and Associates - Analyst

Let me add my congratulations as well. David, of the initiatives you mentioned earlier in the call, can you rank them in terms of which you think will have the greatest benefit to the Company? And then Armand, perhaps how much of an EPS impact are we seeing in terms of the negative associated with the cost in terms of implementing these initiatives and is this spread evenly by division in SG&A or how should we be thinking about this?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, Armand, let me go first while you're trying to figure out where the pennies go. Plan allocation as Dress Barn I think has the greatest leverage because if we're successful the way Maurice's and Justice. [Lost audio]

Samantha Panella - Raymond James and Associates - Analyst

If I take the results of tween brands last year and back out the merger related expenses and impairment charges, looks like that division did about an 11% operating margin on a negative 2% comp. Is that the correct way to perhaps look at it year-over-year?

Armand Correia - Dress Barn, Inc. - EVP, CFO

Let me pull something out. Why don't you -- if you have another question, let me pull that out.

Samantha Panella - Raymond James and Associates - Analyst

Sure. Just regarding the e-commerce launch at Dress Barn, was that done in-house or are you using GSI for that as well?

David Jaffe - Dress Barn, Inc. - President, CEO

We're actually going outside to a group called Speed FC which is the same group that Justice uses.

Armand Correia - Dress Barn, Inc. - EVP, CFO

Okay. So Sam, to your question, now that I've got it in front of me, you're right on. If you take that Justice quarter, full quarter and project it out on a pro forma basis you would be coming in at around an 11% operating margin.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Samantha Panella - Raymond James and Associates - Analyst

Great. Thanks, guys and good luck.

David Jaffe - Dress Barn, Inc. - President, CEO

Thank you, Sam.

Operator

And the next question comes from the line of Robin Murchison with SunTrust. Please proceed.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thank you very much and I apologize, I got in on the call a little bit late so if you've addressed any of this I would just appreciate if you would readdress. Tax rate for next year is 38.5% for the new year?

Armand Correia - Dress Barn, Inc. - EVP, CFO

Yes, that's correct, Robin.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thanks. Did you mention what the depreciation might look like in the new year?

Armand Correia - Dress Barn, Inc. - EVP, CFO

I probably didn't. I did mention it as it pertained the quarter and really didn't get into any comments on the year but I think it's fair to say that the depreciation for the full year is going to be $90 million.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay. And then lastly, and I know it's early so whatever you can tell us on this will be helpful. But when you look at Easter I guess next year is April 24th and then that collapses two weeks later into Mother's Day, so you've got a pretty tight time frame. Any thoughts on that, the close association if you will of those two events for you which I know are important to the Dress Barn business.

David Jaffe - Dress Barn, Inc. - President, CEO

They sure are and that's going to be a huge challenge and I wish we had an easy answer for that one. Easter is a big holiday for all three divisions but Mother's Day is critical for Dress Barn in particular and having them that close which I think is the closest on record or that we could find is going to be a challenge and we're playing around with different types of promos and mailers and it's a concern and we're going to have to work through our promo cadence as well as even our sales plans for that period. It's going to be a real tough one.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay. So just keep that in mind when trying to plan I guess the two.

David Jaffe - Dress Barn, Inc. - President, CEO

Yes.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay. Well, we'll look forward to updates on that and thanks very much. Congratulations.

David Jaffe - Dress Barn, Inc. - President, CEO

Thank you, Robin.

Operator

And the next question comes from the line of Justin Maurer with Lord Abbett. Please proceed.

Justin Maurer - Lord Abbett - Analyst

Hey, guys.

David Jaffe - Dress Barn, Inc. - President, CEO

Hey, Justin.

Justin Maurer - Lord Abbett - Analyst

Similar to Sam's talk about the operating margin, if we -- I don't know if you can help us, if you kind of put Justice in for the full year, take out the extra week, I don't know if you've done this math but take out the extra week and then the restructuring and you look at your guidance range, what does that imply if you can kind of apples-to-apples think about it that way the improvement in overall margin for '11? Is it reasonably modest? Obviously the guidance looks more substantial but you're picking up Justice's biggest quarter of the year this year versus not having it a year ago; right?

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Armand Correia - Dress Barn, Inc. - EVP, CFO

Justin, this is Armand. Maybe I can help with this one. Certainly,as we look at the plans for next year, we would anticipate that the operating margin, and you're correct on your assumption that the operating margin would increase on all things being equal, when you normalize basis for the Justice TY versus LY and we would be looking in the range of approximately 100 basis point improvement in operating margin.

Justin Maurer - Lord Abbett - Analyst

Got it. Okay. Great. Thanks a lot.

Operator

And the next question comes from the line of Alex Smeltzer with [Capital]. Please proceed.

Alex Smeltzer Analyst

Are you seeing any weakness in denim in any of your concept, A. And B, the Dress Barn not being as strong as the other two concepts, is that at all related to perhaps the troubles Charming shops is having? Are they reacting in terms of pricing? I guess C, Armand, I think you mentioned at the beginning of the call there would be an impact on cost from these restructurings yet at the end you said it's been capitalized and should be small so I -- is it marketing that's going to dampen the margin improvement? And I guess D, a year ago you were a bit off on your guidance I believe you guided for about $1.15. It ended up being $1.82. What happened and maybe what gives you confidence that you would be more accurate this year?

Armand Correia - Dress Barn, Inc. - EVP, CFO

I can answer that one pretty quickly. I think it starts with the J. As far as the guidance and the earnings, it's called Justice. We're very pleased with their performance. Nobody expected their performance to be at the level they achieved this past year and it's a quality problem. Nice, quality problem and nice pleasant surprise.

David Jaffe - Dress Barn, Inc. - President, CEO

We don't mind being wrong on that one.

Armand Correia - Dress Barn, Inc. - EVP, CFO

Not at all. As far as the costs relative to these strategic projects, you're right on. Most of the impact on the extraordinary items that obviously we should have leveraged stronger earnings on the 7% comp were more marketing related. These projects did have a little impact on the earnings during the quarter. I think most of that is behind us and as we go forward they will be capitalized as appropriate accounting procedures. Okay. And any -- I'm sorry. Denim and Charming shops?

David Jaffe - Dress Barn, Inc. - President, CEO

I'll handle those. On denim, denim is still very strong but we have seen a shift from the more basic denim or what we call our core denim to more of a fashion denim. So, I don't think that the customer's lost interest but she is more interested in fashionable denim and also there's a look out there called a "jegging" which is a combination of jean and that's doing well and it's a bottom so it's likely that the customer is opting for a jegging or legging to follow the fashion and maybe buying that in lieu of a basic pair of jeans. On the Dress Barn, Charming, I think you are looking at Fashion Bug and Lane Bryant. If you are, fashion bug is really not a competitor to Dress Barn. We don't see them in our surveys at all. On the Lane Bryant side, that does compete with our Dress Barn women's side. The Dress Barn women's side is running a tad softer than our Dress Barn side. It could be due to something that Lane Bryant is doing effectively but we're not aware of anything dramatic that's happening over there that would be a big impact. If you look back at their performance in the spring versus Dress Barn's performance, clearly wasn't impacting us at all and they were having their challenges in the last month I'm not aware of anything in particular.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Alex Smeltzer Analyst

Okay. Thank you.

David Jaffe - Dress Barn, Inc. - President, CEO

Thank you.

Operator

And the next question comes from the line of Margot Murtaugh with Snyder Capital. Please proceed.

Margot Murtaugh - Snyder Capital Management, L.P. - Analyst

Thank you very much. I was wondering if you could talk a little bit about the challenges in costs, shipping, cotton, other costs, labor rates in the coming year, what you're budgeting for, how you think you'll offset these -- some of these rising costs. Could you just talk a little bit about that?

David Jaffe - Dress Barn, Inc. - President, CEO

Sure, Margo. Sourcing is a challenge because as everyone has read, you've got increase in commodity costs. You've got an increase in labor, particularly in China. You've got increase in your shipping costs. And so as we look out, we are concerned that our costs will increase and what we're doing about it would really vary by division and within each division varies by product. Some products are going to be a little more pressure than others. We are looking to still maintain the value and try and continue to hold our prices as best we can.

But, we also want to be cognizant of our margins and the impact that the increased prices could have if we don't pass it on. So, there are different ways to approach it and I think each division it looking at it very, very carefully and trying to craft the right solution. It depends on the division, again. We're not seeing any significant pressures for holiday and as we get into spring, we're beginning to see more pressures but, again, it varies by division, varies by product. So, more to come on that probably in our next call.

Margot Murtaugh - Snyder Capital Management, L.P. - Analyst

And maybe longer term, do you think there's any way you can improve your sourcing costs? Are there changes you're going to make? Anything more on that or are you pretty much -- ?

David Jaffe - Dress Barn, Inc. - President, CEO

We're certainly looking at all our options and there's a lot of different strategies that you can pursue but there's a tradeoff. One would be you're taking more risk if you decide to position piece goods. One would be if you decide to go to a different country you've got challenges in longer transportation and longer lead times and startup with a new factory and just to name few. We're looking at all those now and we'll be glad to kind of bring you up-to-speed on our thinking on our next call.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Margot Murtaugh - Snyder Capital Management, L.P. - Analyst

Thanks. And just briefly, do you have any comments on how Monster High is doing, the merchandise, how many stores it's in and where you'll expand it to?

David Jaffe - Dress Barn, Inc. - President, CEO

I'm sorry, what's the product?

Margot Murtaugh - Snyder Capital Management, L.P. - Analyst

The Mattel, it's the Monster High, I thought you had some of that in your Justice stores. No?

David Jaffe - Dress Barn, Inc. - President, CEO

You know, I apologize, I'm not aware of it.

Margot Murtaugh - Snyder Capital Management, L.P. - Analyst

Okay.

David Jaffe - Dress Barn, Inc. - President, CEO

And why don't I follow up with you. I'll check with the Justice merchants and if there is such a product in our stores we'll let you know.

Margot Murtaugh - Snyder Capital Management, L.P. - Analyst

Great. Thanks a lot.

David Jaffe - Dress Barn, Inc. - President, CEO

All right. Thank you.

Margot Murtaugh - Snyder Capital Management, L.P. - Analyst

Sure.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Operator

And the next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed.

Janet Kloppenburg - JJK Research - Analyst

Hi, everybody.

David Jaffe - Dress Barn, Inc. - President, CEO

Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

Congratulations on a great quarter and a great year. I'm confused on the difference between the $0.47 and the $0.52. Margining is usually expensed, is it not, Armand? And I thought that some of the one-time expenses were going to be associated with some consulting fees that came in during the quarter so if you could distinguish that for me I would appreciate it.

Armand Correia - Dress Barn, Inc. - EVP, CFO

You know, I can and it probably involves a little more detail, so Janet I would be happy to discuss this maybe after the call with you because it's a little more detailed.

Janet Kloppenburg - JJK Research - Analyst

You want us to think that they were one-time in nature, the $0.04, is that right?

Armand Correia - Dress Barn, Inc. - EVP, CFO

Yes, to some degree. A piece of that. Because obviously the marketing increases we tested as David indicated some increases in circulation. We haven't really made a major determination whether we're going to anniversary some of those things. So, it involves a little more conversation.

Janet Kloppenburg - JJK Research - Analyst

Okay. But it's fair to say on apples-to-apples basis then it was more like $0.51 or something like that for the quarter?

Armand Correia - Dress Barn, Inc. - EVP, CFO

I believe it would have within more indicative on a comparable basis if we added that $0.04 back in then, you're absolutely right.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

Okay. And then, as we look forward in terms of marketing, do you expect marketing to continue to increase and given that, can you leverage SG&A in fiscal '11?

David Jaffe - Dress Barn, Inc. - President, CEO

Let me take the first part of that, Armand. When we tested these increased quantities, we were pleased with the results. So, what we budgeted out for 2011 is a higher level of mailing for all divisions for the year and that's already in our numbers. Now, we could possibly go even higher than that but right now we have taken the tests that we did last year at a higher level. That was kind of the exceptional increases and now we worked that into our plan for the fiscal year.

Janet Kloppenburg - JJK Research - Analyst

And the leverage, Armand?

Armand Correia - Dress Barn, Inc. - EVP, CFO

Again, assuming that those are successful, a successful plan, I would expect that we'll get the top line growth or else we're not going to spend excess money on marketing not to get that top line and not to get some return on investment on it.

Janet Kloppenburg - JJK Research - Analyst

Okay. Great. And then with respect to what the business trends at Dress Barn right now, David, I'm hearing that the tailored clothing, the suit business is actually pretty good and I'm wondering how that category's performing for you and if it's going well, perhaps where the weakness might be in the business.

David Jaffe - Dress Barn, Inc. - President, CEO

Well, I think as you recall, we're out of the suit business now. We have the Jones suit separate business.

Janet Kloppenburg - JJK Research - Analyst

Right.

David Jaffe - Dress Barn, Inc. - President, CEO

Which continues to perform nicely. But as we look out, there are a few categories in particular that are soft, but in general the overall tone of business has been a little bit soft and we don't want to blame weather but clearly versus last year it is -- it has been warmer and so given some of the calendar shifts and now that all the kids are back in school and the weather seems to be getting a little cooler, we're going to watch hopefully the business come back and we'll see.

Janet Kloppenburg - JJK Research - Analyst

Okay. And just lastly, what's going on with AUR trends at Justice? I know they're on the decline.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn, Inc. - President, CEO

If you look at AUR, it's because a 40 off promo that we're using Janet has been very, very successful. The percent of goods that are going out the door versus a comparison to a year ago are higher at 40 off, but the model --

Janet Kloppenburg - JJK Research - Analyst

I thought the promos been used for quite some time for the brand.

David Jaffe - Dress Barn, Inc. - President, CEO

No, it hasn't. If you remember, the brands are repositioned. Limited Two was converted to Justice and there was some struggling It wasn't until really last summer that the 40 off was landed on and it was gradually introduced and has been intensified since as I mentioned in my write up and I think, therefore, the 40 off is playing harder than it was a year ago and therefore your AUR is lower. But again, all this is contemplated in the model. If we continue to drive that 40 off as a higher percent of or our sales it will still be very, very successful.

Janet Kloppenburg - JJK Research - Analyst

Is your guidance for comps both for the first quarter and for the year, plus to mid single digits?

David Jaffe - Dress Barn, Inc. - President, CEO

Yes, we are only giving guidance for the year, not for the quarter.

Janet Kloppenburg - JJK Research - Analyst

Right.

David Jaffe - Dress Barn, Inc. - President, CEO

And so for the year, our guidance is low to mid single digit comp increase for all three divisions.

Janet Kloppenburg - JJK Research - Analyst

Okay. But didn't you say your current comp trend was, David?

David Jaffe - Dress Barn, Inc. - President, CEO

I did. But that's not our guidance. That's an update on the first six weeks.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

Thank you so much and lots of luck .

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Janet.

Operator

And the next question comes from the line of Mark Montagna with Avondale Partners. Please proceed.

Mark Montagna - Avondale Partners - Analyst

Just have a quick follow-up question regarding the Dress Barn division. Jones Studio merchandise last year did really well. Does Keith have anything else in the pipeline that might be a new product addition that we could expect to drive comp store sales?

David Jaffe - Dress Barn, Inc. - President, CEO

We're repositioning our Evos line, Mark, but that's going to be a slower build and while we think it's got tremendous potential, we can't point at it the way we could point at Jones a year ago and say this thing is a flier, we're going to chase it and we think it could be very important to us and it has been. Evos is something that we think has tremendous potential but we haven't exactly gotten it right yet and that's going to be a work in progress for the next couple of seasons.

Mark Montagna - Avondale Partners - Analyst

Evos, isn't that -- is that all chain or just part of the chain at this point?

David Jaffe - Dress Barn, Inc. - President, CEO

No, no, it's still in a test mode and I'm -- we can get you the number of stores. I don't want to give you a bad number but it's a fraction of the entire chain.

Mark Montagna - Avondale Partners - Analyst

Okay. Just regarding the, that merchandise is roughly 20% more priced, higher priced than your typical Dress Barn merchandise.

David Jaffe - Dress Barn, Inc. - President, CEO

Correct.

Final Transcript
Sep 15, 2010 / 08:30PM GMT, DBRN - Q4 2010 Dress Barn Earnings Conference Call

Mark Montagna - Avondale Partners - Analyst

Okay. Thanks.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks.

Operator

There are no questions at this time.

David Jaffe - Dress Barn, Inc. - President, CEO

Well, I'd like to thank everyone for their interest in Dress Barn and we look forward to speaking to you again after our first quarter results. Thank you.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect.

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